Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Development eREIT, LLC, of our report dated April 27, 2022, relating to the consolidated financial statements of Fundrise Development eREIT, LLC.

/s/ RSM US LLP

McLean, Virginia

April 27, 2022